Exhibit 99.1

Press Release For Immediate Release
Contact: David A. Brager Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2020

•	Net Earnings of $50.1 million for the fourth quarter of 2020, or $0.37 per share
•	2020 Net Earnings of $177.2 million, or $1.30 per share
•	Deposit growth of $3.03 billion or 35% year-over-year
•	175th consecutive quarter of profitability

Ontario, CA, January 27, 2021-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter and the year ended December 31, 2020.

CVB Financial Corp. reported net income of $50.1 million for the quarter ended December 31 2020, compared with $47.5 million for the third quarter of 2020 and $51.3 million for the fourth quarter of 2019. Diluted earnings per share were $0.37 for the fourth quarter, compared to $0.35 for the prior quarter and $0.37 for the same period last year. The fourth quarter of 2020 did not include a provision for credit losses.

David Brager, Chief Executive Officer of Citizens Business Bank, commented “The worldwide pandemic, stay-at-home orders, business shut-downs, and a near zero interest rate environment all combined to create a very challenging environment for financial institutions to operate and succeed in. I am proud to say that Citizens Business Bank not only remained open to service our customers and communities, but also excelled in many areas. This is due in large part to the dedication and focus of our associates throughout the Bank, and the long standing relationships that we have developed with our customers.”

Net income of $50.1 million for the fourth quarter of 2020 produced an annualized return on average equity (“ROAE”) of 9.92% and an annualized return on average tangible common equity (“ROATCE”) of 15.67%. ROAE and ROATCE for the third quarter of 2020 were 9.51% and 15.20%, respectively, and 10.21% and 16.36%, respectively, for the fourth quarter of 2019. Annualized return on average assets (“ROAA”) was 1.42% for the fourth quarter, compared to 1.38% for the third quarter of 2020 and 1.79% for the fourth quarter of 2019. Our net interest margin (tax equivalent) was 3.33% for the fourth quarter of 2020, compared to 3.34% for the third quarter of 2020 and 4.24% for the fourth quarter of 2019. The efficiency ratio for the fourth quarter of 2020 was 40.64%, compared to 42.57% for the third quarter of 2020 and 41.01% for the fourth quarter of 2019.

Net income totaled $177.2 million for the year ended December 31, 2020. This represented a $30.7 million, or 14.76% decrease from the prior year, as the provision for credit losses increased by $18.5 million. Diluted earnings per share were $1.30 for the year ended December 31, 2020, compared to $1.48 for the same period of 2019. Net income for the year ended December 31, 2020 produced an annualized ROAE of 8.90%, an ROATCE of 14.25% and an ROAA of 1.37%. This compares to ROAE of 10.71%, ROATCE of 17.56% and ROAA of 1.84% for the year ended 2019. Our net interest margin (tax equivalent) was 3.59% for 2020, a 0.77% decrease from 2019. The efficiency ratio for the year ended December 31, 2020 was 41.40%, compared to 40.16% for 2019.

Net interest income before provision for credit losses was $105.9 million for the fourth quarter of 2020. This represented a $2.5 million, or 2.45%, increase from the third quarter of 2020, and a $1.2 million, or 1.09%, decrease from the fourth quarter of 2019. Total interest income was $108.6 million for the fourth quarter of 2020, which was $2.0 million, or 1.89%, higher than the third quarter of 2020 and $3.6 million, or 3.19%, lower than the same period last year. Total interest income and fees on loans for the fourth quarter of 2020 of $95.7 million increased $1.5 million, or 1.63%, from the third quarter of 2020, and decreased $1.6 million, or 1.61%, from the fourth quarter of 2019. Total investment income of $12.3 million increased $475,000, or 4.02%, from the third quarter of 2020 and decreased $1.2 million, or 8.80%, from the fourth quarter of 2019. Interest expense decreased $510,000, or 15.45%, from the prior quarter and decreased $2.4 million, or 46.32%, compared to the fourth quarter of 2019.

Net interest income before provision for credit losses was $416.1 million for 2020, compared to $435.8 million in 2019. Interest income declined by $27.5 million, or 6.01%, as interest income and fees on loans declined by $20.2 million, or 5.09%. Interest expense declined by $7.8 million or 35.30%, compared to 2019.

The Company adopted ASU 2016-13, commonly referred to as CECL which replaced the “incurred loss” approach with an “expected loss” model over the life of the loan, effective on January 1, 2020. A $23.5 million provision for credit losses was recorded in the first half of 2020, due to the economic disruption and forecasted impact resulting from COVID-19. No provision for credit losses was recorded in either the third or fourth quarter of 2020. During the fourth quarter of 2020, we experienced minimal credit charge-offs of $182,000 and total recoveries of $5,000, resulting in net charge-offs of $177,000. The Company’s economic forecast of macro-economic variables was generally consistent with the forecast at the end of the third quarter, with modest forecast changes, both positive and negative, for certain economic variables. No loan loss provision was recorded for the fourth quarter of 2019.

Noninterest income was $12.9 million for the fourth quarter of 2020, compared with $13.2 million for the third quarter of 2020 and $12.6 million for the fourth quarter of 2019. The fourth quarter of 2020 included $1.6 million in death benefits that exceeded the asset value of certain BOLI policies and a $365,000 net gain on the sale of two OREOs, partially offset by a $715,000 decrease in swap fee income quarter-over-quarter. The third quarter of 2020 included a $1.7 million net gain on the sale of one of our bank owned buildings, related to a banking center that was closed in September.

For the year ended December 31, 2020, noninterest income was $49.9 million, compared to $59.0 million for 2019. Noninterest income for 2019 included a $5.7 million net gain from the legal settlement of an eminent domain condemnation of one of our banking center buildings and $4.8 million in net gains on the sale of bank owned buildings, compared with a $1.7 million net gain on the sale of one of our owned buildings in 2020. Income from our BOLI policies increased year-over-year by $2.3 million, primarily from death benefits that exceeded cash surrender values. Noninterest income decreases in 2020 of $3.4 million in service charges on deposit accounts and $1.3 million in fees on bankcard services, were partially offset by higher swap fee income in 2020 of $3.2 million.

Noninterest expense for the fourth quarter of 2020 was $48.3 million, compared to $49.6 million for the third quarter of 2020 and $49.1 million for the fourth quarter of 2019. The $1.3 million quarter-over-quarter decrease included a $1.9 million decline in salaries and employee benefits, primarily due to $1.1 million in additional bonus expense for “Thank You Awards” paid to qualified Bank employees during the third quarter of 2020. The third quarter of 2020 also reflected a $700,000 write-down of one OREO property. Professional services increased $798,000 quarter-over-quarter. Salaries and employee benefits expense decreased by $2.0 million, compared to the fourth quarter of 2019, due primarily to a decrease in employee benefit expense. An increase of $900,000 in regulatory assessment expense in the fourth quarter of 2020, compared to the prior year quarter, resulted from the final application of assessment credits provided by the FDIC at the end of the second quarter of 2020. As a percentage of average assets, noninterest expense was 1.37% for the fourth quarter of 2020, compared to 1.44% for the third quarter of 2020 and 1.71% for the fourth quarter of 2019.

Noninterest expense of $192.9 million for the year ended December 31, 2020 was $5.8 million lower than the prior year. There were no merger related expenses related to the Community Bank acquisition for 2020, compared to $6.4 million for 2019. The year-over-year decrease also included a $1.4 million decrease in CDI amortization and a $1.4 million decrease in marketing and promotion expense. These decreases were partially offset by a $1.7 million increase in professional services expense and a $1.2 million increase in OREO expense primarily due to a $700,000 write-down of one OREO property. As a percentage of average assets, noninterest expense was 1.49% for 2020, compared to 1.76% for 2019.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $105.9 million for the fourth quarter of 2020, compared to $103.3 million for the third quarter of 2020 and $107.0 million for the fourth quarter of 2019. Our net interest margin (tax equivalent) was 3.33% for the fourth quarter of 2020, compared to 3.34% for the third quarter of 2020 and 4.24% for the fourth quarter of 2019. Total average earning asset yields (tax equivalent) were 3.41% for the fourth quarter of 2020, compared to 3.45% for the third quarter of 2020 and 4.44% for the fourth quarter of 2019. The decrease in earning asset yield from the prior quarter was due to a combination of an 18 basis point decrease in investment yields and a change in asset mix with loan balances declining to 65.6% of earning assets on average for the fourth quarter of 2020, compared to 67.1% for the third quarter of 2020. Partially offsetting the impact of the change in asset mix was a 9 basis point increase in average loan yields, which benefited from higher prepayment penalty fees of $1.0 million. In addition, interest and fee income from Paycheck Protection Program (“PPP”) loans increased from approximately $9.5 million in the third quarter of 2020, to $10.5 million in the fourth quarter. The decrease in earning asset yield compared to the fourth quarter of 2019 was primarily due to a 59 basis point decrease in loan yields from 5.15% in the year ago quarter to 4.56% for the fourth quarter of 2020, a 62 basis point decline in investment yields, as well as a change in asset mix resulting from a $1.24 billion increase in average balances at the Federal Reserve. Discount accretion on acquired loans decreased $2.2 million compared to the fourth quarter of 2019. The significant decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which after excluding discount accretion, nonaccrual interest income, and the impact from PPP loans, declined by 38 basis points compared to the fourth quarter of 2019. The significant decline in interest rates also impacted the tax equivalent yield on investments, which decreased by 62 basis points from the fourth quarter of 2019. Average earning assets increased from the third quarter of 2020 by $229.8 million to $12.73 billion for the fourth quarter of 2020. Of that increase in earning assets, $208.6 million represented an increase in average investment securities, while average loans declined by $35.0 million. Average earning assets increased by $2.64 billion from the fourth quarter of 2019. Loans on average grew by $851.1 million, including PPP loan balances that were about $1.0 billion, on average, during the fourth quarter of 2020. Investments increased by $505.3 million, while balances at the Federal Reserve grew on average by $1.24 billion compared to the fourth quarter of 2019.

Total cost of funds declined to 0.09% for the fourth quarter of 2020 from 0.11% for the third quarter of 2020 and 0.22% in the year ago quarter. On average, noninterest-bearing deposits were 61.34% of total deposits during the current quarter. Noninterest-bearing deposits grew on average by $201.1 million, or 2.99%, from the third quarter of 2020. Interest-bearing deposits and customer repurchase agreements grew on average by $174.5 million during the fourth quarter of 2020, compared to the third quarter of 2020. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.27% for the prior quarter to 0.22% for the fourth quarter of 2020. In comparison to the fourth quarter of 2019, our overall cost of funds decreased by 13 basis points, as average noninterest-bearing deposits grew by $1.63 billion, compared to $858.9 million in growth in interest-bearing deposits, and the cost of interest-bearing deposits decreased by 29 basis points.

Income Taxes

Our effective tax rate for the fourth quarter and the year ended December 31, 2020 was 29.0%, compared with 27.4% and 28.6% for the same periods of 2019, respectively. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $14.42 billion at December 31, 2020. This represented an increase of $600.6 million, or 4.35%, from total assets of $13.82 billion at September 30, 2020. Interest-earning assets of $13.22 billion at December 31, 2020 increased $630.7 million, or 5.01%, when compared with $12.59 billion at September 30, 2020. The increase in interest-earning assets was primarily due to a $496.4 million increase in interest-earning balance due from the Federal Reserve and a $194.2 million increase in investment securities, partially offset by a $59.1 million decrease in total loans.

Total assets at December 31, 2020 increased by $3.14 billion, or 27.80%, from total assets of $11.28 billion at December 31, 2019. Interest-earning assets increased $3.20 billion, or 31.88%, when compared with $10.03 billion at December 31, 2019. The increase in interest-earning assets includes a $1.81 billion increase in interest-earning balances due from the Federal Reserve, a $784.2 million increase in total loans, and a $562.8 million increase in investment securities. The increase in total loans was due to the origination of approximately $1.1 billion in PPP loans with a remaining outstanding balance totaling $883.0 million as of December 31, 2020. Excluding PPP loans, total loans declined by $98.8 million from December 31, 2019.

Investment Securities

Total investment securities were $2.98 billion at December 31, 2020, an increase of $194.2 million, or 6.98%, from $2.78 billion at September 30, 2020 and an increase of $562.8 million, or 23.31%, from $2.41 billion at December 31, 2019.

At December 31, 2020, investment securities held-to-maturity (“HTM”) totaled $578.6 million, a $932,000, or 0.16%, increase from September 30, 2020 and a $95.8 million decrease, or 14.21%, from December 31, 2019.

At December 31, 2020, investment securities available-for-sale (“AFS”) totaled $2.40 billion, inclusive of a pre-tax net unrealized gain of $54.7 million. AFS securities increased by $193.3 million, or 8.76%, from $2.21 billion at September 30, 2020 and increased by $658.7 million, or 37.85%, from December 31, 2019.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $2.66 billion at December 31, 2020, compared to $2.06 billion at December 31, 2019. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

In the fourth quarter of 2020, we purchased $461.9 million of securities, primarily MBS, with an average expected yield of approximately 1.19%.

Our combined AFS and HTM municipal securities totaled $218.6 million as of December 31, 2020, or approximately 7% of our total investment portfolio. These securities are located in 28 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 25.81%, Massachusetts at 12.24%, Ohio at 9.14%, Texas at 7.84%, and Connecticut at 6.71%.

Loans

Total loans and leases, net of deferred fees and discounts, of $8.35 billion at December 31, 2020 decreased by $59.1 million, or 0.70%, from September 30, 2020. After adjusting for seasonality and forgiveness of PPP loans, our loans grew by $50.7 million, or approximately 1%, from the end of the third quarter.    The $59.1 million decrease in total loans included decreases of $218.2 million in PPP loans, $16.7 million in construction loans, $5.0 million in commercial and industrial loans, $4.2 million in SFR mortgage loans, and $4.1 million in other loans, partially offset by increases of $108.3 million in dairy & livestock and agribusiness loans, $73.3 million in commercial real estate loans, and $7.5 million in municipal lease financings. The majority of the year end growth in dairy & livestock and agribusiness loans is seasonal.

Total loans and leases, net of deferred fees increased by $784.2 million, or 10.37%, from December 31, 2019. The increase in total loans included $883.0 million in PPP loans. Excluding PPP loans, total loans declined by $98.8 million, or 1.31%. The $98.8 million decrease in loans included decreases of $123.1 million in commercial and industrial loans, $31.8 million in construction loans, $30.3 million in consumer loans, $22.6 million in dairy & livestock and agribusiness loans, $13.0 million in SFR mortgage loans, and $4.9 million in other loans. Partially offsetting these declines was an increase in commercial real estate loans of $126.9 million.

Asset Quality

The allowance for credit losses (“ACL”) totaled $93.7 million at December 31, 2020, compared to $93.9 million at September 30, 2020 and $68.7 million at December 31, 2019. The allowance for credit losses for 2020 was increased by $23.5 million in provision for credit losses due to the severe economic disruption forecasted as a result of the coronavirus pandemic. At December 31, 2020, ACL as a percentage of total loans and leases outstanding was 1.12%. This compares to 1.12% and 0.91% at September 30, 2020 and December 31, 2019, respectively. When PPP loans are excluded, ACL as a percentage of total loans and leases outstanding was 1.25% at December 31, 2020, compared to 1.28% at September 30, 2020.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, were $14.3 million at December 31, 2020, or 0.17% of total loans. This compares to nonperforming loans of $11.8 million, or 0.14% of total loans, at September 30, 2020 and $5.3 million, or

0.07% of total loans, at December 31, 2019. The $14.3 million in nonperforming loans at December 31, 2020 are summarized as follows: $7.6 million in commercial real estate loans, $3.1 million in commercial and industrial loans, $2.3 million in SBA loans, $785,000 in dairy & livestock and agribusiness loans, $430,000 in SFR mortgage loans, and $167,000 in consumer and other loans.

As of December 31, 2020, we had $3.4 million in OREO compared to $4.2 million at September 30, 2020 and $4.9 million at December 31, 2019.

At December 31, 2020, we had loans delinquent 30 to 89 days of $3.1 million. This compares to $3.8 million at September 30, 2020, and $1.7 million at December 31, 2019. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.04% at December 31, 2020, 0.04% at September, 30, 2020 and 0.02% at December 31, 2019.

At December 31, 2020, we had $2.2 million in performing TDR loans, compared to $2.2 million in performing TDR loans at September 30, 2020 and $3.1 million in performing TDR loans at December 31, 2019. Through January 15, 2021, we have temporary payment deferments (primarily 90 day deferments of principal and interest) in response to the CARES Act for six loans totaling approximately $10 million.

Nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, totaled $17.7 million at December 31, 2020, $16.0 million at September 30 2020 and $10.2 million at December 31, 2019. As a percentage of total assets, nonperforming assets were 0.12% at December 31, 2020, 0.12% at September 30, 2020 and 0.09% at December 31, 2019.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2020, classified loans totaled $78.8 million, compared to $72.7 million at September 30, 2020 and $73.4 million at December 31, 2019. Classified loans increased $6.1 million quarter-over-quarter and included a $4.0 million increase in classified commercial and industrial loans, a $3.6 million increase in classified SBA loans, and an $829,000 increase in classified commercial real estate loans, partially offset by a $2.2 million decrease in classified dairy & livestock and agribusiness loans.

Deposits & Customer Repurchase Agreements

Deposits of $11.74 billion and customer repurchase agreements of $439.4 million totaled $12.18 billion at December 31, 2020. This represented an increase of $523.7 million, or 4.49%, when compared with $11.65 billion at September 30, 2020. Total deposits and customer repurchase agreements increased $3.04 billion, or 33.31% when compared with $9.13 billion at December 31, 2019.

Noninterest-bearing deposits were $7.46 billion at December 31, 2020, an increase of $536.0 million, or 7.75%, when compared to $6.92 billion at September 30, 2020 and an increase of $2.21 billion, or 42.13%, when compared to $5.25 billion at December 31, 2019. At December 31, 2020, noninterest-bearing deposits were 63.52% of total deposits, compared to 61.95% at September 30, 2020 and 60.26% at December 31, 2019.

Capital

For the year ended December 31, 2020, shareholders’ equity increased by $13.9 million to $2.01 billion. The increase was primarily due to net earnings of $177.2 million and a $22.7 million increase in other comprehensive income from the tax effected impact of the increase in market value of available-for-sale securities, partially offset by $91.7 million in stock repurchases in the first quarter and $97.7 million in cash dividends. Our tangible common equity ratio was 9.6% at December 31, 2020.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. At December 31, 2020, the Company’s Tier 1 leverage capital ratio totaled 9.9%, common equity Tier 1 ratio totaled 14.8%, Tier 1 risk-based capital ratio totaled 15.1%, and total risk-based capital ratio totaled 16.2%.

CitizensTrust

As of December 31, 2020 CitizensTrust had approximately $3.04 billion in assets under management and administration, including $2.18 billion in assets under management. Revenues were $2.7 million for the fourth quarter of 2020 and $10.0 million for 2020, compared to $2.6 million and $9.5 million, respectively, for the same periods of 2019. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $14 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 57 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 28, 2021 to discuss the Company’s fourth quarter and year ended 2020 financial results.

To listen to the conference call, please dial (833) 301-1161, participant passcode 8760198. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 5, 2021 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (855) 859-2056, participant passcode 8760198.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions, political events and public health developments and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effects of new laws, regulations and/or government programs, including those laws, regulations and programs enacted by federal, state or local governments in the geographic jurisdictions in which we do business in response to the current national emergency declared in connection with the COVID-19 pandemic; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; the effects of the Company’s participation in one or more of the new lending programs recently established by the Federal Reserve, including the Main Street New Loan Facility, the Main Street Priority Loan Facility and the Nonprofit Organization New Loan Facility, and the impact of any related actions or decisions by the Federal Reserve Bank of Boston and its special purpose vehicle established pursuant to such lending programs; the effect of changes in other pertinent laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates or monetary policies, including the possible imposition of negative interest rates on bank reserves; the impact of the anticipated phase-out of the London Interbank Offered Rate (LIBOR) on interest rate indexes specified in certain of our customer loan agreements and in our interest rate swap arrangements, including any economic and compliance effects related to the expected change from LIBOR to an alternative reference rate; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to public health, physical site access and/or communication facilities; cyber incidents, attacks, infiltrations, exfiltrations, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change or extreme weather events, that may affect electrical, environmental and communications or other services, computer services or facilities we use, or that affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other banking products, systems or services); our ability to retain and increase market share, to retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s capital, assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; our ability to identify suitable and qualified replacements for any of our executive officers who may leave their employment with us, including our Chief Executive Officer; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, lender liability, bank operations, financial product or service, data privacy, health and safety, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. Among other risks, the ongoing COVID-19 pandemic may significantly affect the banking industry, the health and safety of the Company’s employees, and the Company’s business prospects. The ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the impact on the economy, our customers, our employees and our business partners, the safety, effectiveness, distribution and acceptance of vaccines developed to mitigate the pandemic, and actions taken by governmental authorities in response to the pandemic. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2020	September 30, 2020	December 31, 2019
Assets
Cash and due from banks	$122,305	$145,455	$158,310
Interest-earning balances due from Federal Reserve	1,835,855	1,339,498	27,208

Total cash and cash equivalents	1,958,160	1,484,953	185,518

Interest-earning balances due from depository institutions	43,563	44,367	2,931
Investment securities available-for-sale	2,398,923	2,205,646	1,740,257
Investment securities held-to-maturity	578,626	577,694	674,452

Total investment securities	2,977,549	2,783,340	2,414,709

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	8,348,808	8,407,872	7,564,577
Allowance for credit losses	(93,692)	(93,869)	(68,660)

Net loans and lease finance receivables	8,255,116	8,314,003	7,495,917

Premises and equipment, net	51,144	51,477	53,978
Bank owned life insurance (BOLI)	226,818	228,132	226,281
Intangibles	33,634	35,804	42,986
Goodwill	663,707	663,707	663,707
Other assets	191,935	195,240	178,735

Total assets	$14,419,314	$13,818,711	$11,282,450

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,455,387	$6,919,423	$5,245,517
Investment checking	517,976	447,910	454,565
Savings and money market	3,361,444	3,356,353	2,558,538
Time deposits	401,694	445,148	446,308

Total deposits	11,736,501	11,168,834	8,704,928
Customer repurchase agreements	439,406	483,420	428,659
Other borrowings	5,000	10,000	-
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	60,113	-	-
Other liabilities	144,530	148,726	128,991

Total liabilities	12,411,324	11,836,754	9,288,352

Stockholders’ Equity
Stockholders’ equity	1,972,641	1,945,864	1,981,484
Accumulated other comprehensive income, net of tax	35,349	36,093	12,614

Total stockholders’ equity	2,007,990	1,981,957	1,994,098

Total liabilities and stockholders’ equity	$14,419,314	$13,818,711	$11,282,450

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Assets
Cash and due from banks	$181,117	$156,132	$177,591	$161,223	$174,135
Interest-earning balances due from Federal Reserve	1,506,385	1,452,167	262,707	1,065,039	114,290

Total cash and cash equivalents	1,687,502	1,608,299	440,298	1,226,262	288,425

Interest-earning balances due from depository institutions	43,940	41,982	4,126	33,775	5,957
Investment securities available-for-sale	2,242,017	2,006,829	1,614,511	1,892,074	1,622,841
Investment securities held-to-maturity	568,188	594,751	690,375	611,946	716,713

Total investment securities	2,810,205	2,601,580	2,304,886	2,504,020	2,339,554

Investment in stock of FHLB	17,688	17,688	17,688	17,688	17,688
Loans and lease finance receivables	8,347,260	8,382,257	7,496,133	8,066,483	7,552,505
Allowance for credit losses	(93,799)	(93,972)	(68,675)	(85,362)	(66,194)

Net loans and lease finance receivables	8,253,461	8,288,285	7,427,458	7,981,121	7,486,311

Premises and equipment, net	51,501	52,052	53,846	52,487	55,036
Bank owned life insurance (BOLI)	228,753	227,333	225,849	226,848	223,722
Intangibles	34,711	37,133	44,185	38,203	48,296
Goodwill	663,707	663,707	663,707	663,707	665,026
Other assets	193,398	189,117	187,521	185,702	172,886

Total assets	$13,984,866	$13,727,176	$11,369,564	$12,929,813	$11,302,901

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$6,932,797	$6,731,711	$5,298,111	$6,281,989	$5,177,035
Interest-bearing	4,368,786	4,184,688	3,509,866	3,976,568	3,536,006

Total deposits	11,301,583	10,916,399	8,807,977	10,258,557	8,713,041
Customer repurchase agreements	494,410	504,039	401,478	479,956	435,317
Other borrowings	8,181	10,020	4,870	5,674	76,873
Junior subordinated debentures	25,774	25,774	25,774	25,774	25,774
Payable for securities purchased	19,162	157,057	21,138	44,966	6,063
Other liabilities	128,116	128,045	115,012	123,222	105,872

Total liabilities	11,977,226	11,741,334	9,376,249	10,938,149	9,362,940

Stockholders’ Equity
Stockholders’ equity	1,971,726	1,948,351	1,981,266	1,960,459	1,940,735
Accumulated other comprehensive income (loss), net of tax	35,914	37,491	12,049	31,205	(774)

Total stockholders’ equity	2,007,640	1,985,842	1,993,315	1,991,664	1,939,961

Total liabilities and stockholders’ equity	$13,984,866	$13,727,176	$11,369,564	$12,929,813	$11,302,901

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Interest income:
Loans and leases, including fees	$95,733	$94,200	$97,302	$377,402	$397,628
Investment securities:
Investment securities available-for-sale	9,107	8,447	9,345	36,052	39,330
Investment securities held-to-maturity	3,190	3,375	4,139	14,223	17,388

Total investment income	12,297	11,822	13,484	50,275	56,718
Dividends from FHLB stock	217	215	304	978	1,235
Interest-earning deposits with other institutions	397	389	1,129	1,682	2,269

Total interest income	108,644	106,626	112,219	430,337	457,850

Interest expense:
Deposits	2,525	2,958	4,567	12,602	17,120
Borrowings and junior subordinated debentures	266	343	632	1,682	4,958

Total interest expense	2,791	3,301	5,199	14,284	22,078

Net interest income before provision for credit losses	105,853	103,325	107,020	416,053	435,772
Provision for credit losses	-	-	-	23,500	5,000

Net interest income after provision for credit losses	105,853	103,325	107,020	392,553	430,772

Noninterest income:
Service charges on deposit accounts	4,006	3,970	4,971	16,561	20,010
Trust and investment services	2,676	2,405	2,561	9,978	9,525
Gain on OREO, net	365	13	-	388	129
Gain on sale of building, net	-	1,680	231	1,680	4,776
Gain on eminent domain condemnation, net	-	-	-	-	5,685
Other	5,878	5,085	4,877	21,263	18,917

Total noninterest income	12,925	13,153	12,640	49,870	59,042

Noninterest expense:
Salaries and employee benefits	29,142	31,034	31,189	119,759	119,475
Occupancy and equipment	5,479	5,275	4,727	20,622	20,457
Professional services	2,817	2,019	2,099	9,460	7,752
Computer software expense	2,895	2,837	2,626	11,302	10,658
Marketing and promotion	950	728	1,741	4,488	5,890
Amortization of intangible assets	2,170	2,292	2,460	9,352	10,798
Acquisition related expenses	-	-	442	-	6,447
Other	4,823	5,403	3,789	17,920	17,263

Total noninterest expense	48,276	49,588	49,073	192,903	198,740

Earnings before income taxes	70,502	66,890	70,587	249,520	291,074
Income taxes	20,446	19,398	19,306	72,361	83,247

Net earnings	$50,056	$47,492	$51,281	$177,159	$207,827

Basic earnings per common share	$0.37	$0.35	$0.37	$1.30	$1.48

Diluted earnings per common share	$0.37	$0.35	$0.37	$1.30	$1.48

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.72	$0.72

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
Interest income - tax equivalent (TE)	$108,959	$106,950	$112,606	$431,691	$459,518
Interest expense	2,791	3,301	5,199	14,284	22,078

Net interest income - (TE)	$106,168	$103,649	$107,407	$417,407	$437,440

Return on average assets, annualized	1.42%	1.38%	1.79%	1.37%	1.84%
Return on average equity, annualized	9.92%	9.51%	10.21%	8.90%	10.71%
Efficiency ratio [1]	40.64%	42.57%	41.01%	41.40%	40.16%
Noninterest expense to average assets, annualized	1.37%	1.44%	1.71%	1.49%	1.76%
Yield on average loans	4.56%	4.47%	5.15%	4.68%	5.26%
Yield on average earning assets (TE)	3.41%	3.45%	4.44%	3.71%	4.58%
Cost of deposits	0.09%	0.11%	0.21%	0.12%	0.20%
Cost of deposits and customer repurchase agreements	0.09%	0.11%	0.21%	0.13%	0.21%
Cost of funds	0.09%	0.11%	0.22%	0.13%	0.24%
Net interest margin (TE)	3.33%	3.34%	4.24%	3.59%	4.36%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	135,063,751	135,016,723	139,839,331	136,030,613	139,757,355
Diluted	135,281,882	135,183,918	140,024,746	136,206,210	139,934,211
Dividends declared	$24,413	$24,419	$25,248	$97,665	$100,940
Dividend payout ratio [2]	48.77%	51.42%	49.23%	55.13%	48.57%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,600,501	135,509,143	140,102,480
Book value per share	$14.81	$14.63	$14.23
Tangible book value per share	$9.67	$9.46	$9.19

	December 31, 2020	September 30, 2020	December 31, 2019
Nonperforming assets:
Nonaccrual loans	$14,347	$11,775	$5,033
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	244
Other real estate owned (OREO), net	3,392	4,189	4,889

Total nonperforming assets	$17,739	$15,964	$10,166

Troubled debt restructured performing loans	$2,159	$2,217	$3,112

Percentage of nonperforming assets to total loans outstanding and OREO	0.21%	0.19%	0.13%
Percentage of nonperforming assets to total assets	0.12%	0.12%	0.09%
Allowance for credit losses to nonperforming assets	528.17%	588.00%	675.39%

	Year Ended December 31,
	2020	2019
Allowance for credit losses:
Beginning balance	$68,660	$63,613
Impact of adopting ASU 2016-13	1,840	-
Total charge-offs	(666)	(454)
Total recoveries on loans previously charged-off	358	501

Net (charge-offs) recoveries	(308)	47
Provision for credit losses	23,500	5,000

Allowance for credit losses at end of period	$93,692	$68,660

Net (charge-offs) recoveries to average loans	-0.004%	0.001%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	December 31, 2020		September 30, 2020		December 31, 2019
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Loan Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial and industrial	$7.1	0.9%	$8.6	1.1%	$8.9	0.9%
SBA	3.0	1.0%	3.5	1.1%	1.5	0.5%
SBA - PPP	-	-	-	-	-	-
Real estate:
Commercial real estate	75.4	1.4%	74.5	1.4%	48.6	0.9%
Construction	1.9	2.3%	1.9	1.9%	0.9	0.7%
SFR mortgage	0.4	0.1%	0.2	0.1%	2.3	0.8%
Dairy & livestock and agribusiness	4.0	1.1%	3.7	1.5%	5.3	1.4%
Municipal lease finance receivables	0.1	0.2%	0.2	0.4%	0.6	1.2%
Consumer and other loans	1.8	2.1%	1.3	1.4%	0.6	0.5%

Total	$93.7	1.1%	$93.9	1.1%	$68.7	0.9%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2020		2019		2018
Quarter End	High	Low	High	Low	High	Low
March 31,	$22.01	$14.92	$23.18	$19.94	$25.14	$21.64
June 30,	$22.22	$15.97	$22.22	$20.40	$24.11	$21.92
September 30,	$19.87	$15.57	$22.23	$20.00	$24.97	$22.19
December 31,	$21.34	$16.26	$22.18	$19.83	$23.51	$19.21

Quarterly Consolidated Statements of Earnings

	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Interest income
Loans and leases, including fees	$95,733	$94,200	$95,352	$92,117	$97,302
Investment securities and other	12,911	12,426	12,606	14,992	14,917

Total interest income	108,644	106,626	107,958	107,109	112,219

Interest expense
Deposits	2,525	2,958	2,995	4,124	4,567
Other borrowings	266	343	394	679	632

Total interest expense	2,791	3,301	3,389	4,803	5,199

Net interest income before provision for credit losses	105,853	103,325	104,569	102,306	107,020
Provision for credit losses	-	-	11,500	12,000	-

Net interest income after provision for credit losses	105,853	103,325	93,069	90,306	107,020

Noninterest income	12,925	13,153	12,152	11,640	12,640
Noninterest expense	48,276	49,588	46,398	48,641	49,073

Earnings before income taxes	70,502	66,890	58,823	53,305	70,587
Income taxes	20,446	19,398	17,192	15,325	19,306

Net earnings	$50,056	$47,492	$41,631	$37,980	$51,281

Effective tax rate	29.00%	29.00%	29.23%	28.75%	27.35%

Basic earnings per common share	$0.37	$0.35	$0.31	$0.27	$0.37
Diluted earnings per common share	$0.37	$0.35	$0.31	$0.27	$0.37

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,413	$24,419	$24,417	$24,416	$25,248

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Commercial and industrial	$812,062	$817,056	$840,738	$960,761	$935,127
SBA	303,896	304,987	300,156	313,071	305,008
SBA - PPP	882,986	1,101,142	1,097,150	-	-
Real estate:
Commercial real estate	5,501,509	5,428,223	5,365,120	5,347,925	5,374,617
Construction	85,145	101,903	125,815	128,045	116,925
SFR mortgage	270,511	274,731	286,526	278,743	283,468
Dairy & livestock and agribusiness	361,146	252,802	251,821	272,114	383,709
Municipal lease finance receivables	45,547	38,040	49,876	51,287	53,146
Consumer and other loans	86,006	88,988	85,332	114,206	116,319

Gross loans	8,348,808	8,407,872	8,402,534	7,466,152	7,568,319
Less:
Deferred loan fees, net [1]	-	-	-	-	(3,742)

Gross loans, net of deferred loan fees and discounts	8,348,808	8,407,872	8,402,534	7,466,152	7,564,577
Allowance for credit losses	(93,692)	(93,869)	(93,983)	(82,641)	(68,660)

Net loans	$8,255,116	$8,314,003	$8,308,551	$7,383,511	$7,495,917

[1] Beginning with March 31, 2020, gross loans are presented net of deferred loan fees by respective class of financing receivables.

Deposit Composition by Type and Customer Repurchase Agreements

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Noninterest-bearing	$7,455,387	$6,919,423	$6,901,368	$5,572,649	$5,245,517
Investment checking	517,976	447,910	472,509	454,153	454,565
Savings and money market	3,361,444	3,356,353	3,150,013	2,635,364	2,558,538
Time deposits	401,694	445,148	459,690	451,438	446,308

Total deposits	11,736,501	11,168,834	10,983,580	9,113,604	8,704,928

Customer repurchase agreements	439,406	483,420	468,156	368,915	428,659

Total deposits and customer repurchase agreements	$12,175,907	$11,652,254	$11,451,736	$9,482,519	$9,133,587

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Nonperforming loans [1]:
Commercial and industrial	$3,129	$1,822	$1,222	$1,703	$1,266
SBA	2,273	1,724	1,598	2,748	2,032
Real estate:
Commercial real estate	7,563	6,481	2,628	947	724
Construction	-	-	-	-	-
SFR mortgage	430	675	1,080	864	878
Dairy & livestock and agribusiness	785	849	-	-	-
Consumer and other loans	167	224	289	166	377

Total	$14,347	$11,775	$6,817	$6,428	$5,277

% of Total loans	0.17%	0.14%	0.08%	0.09%	0.07%

Past due 30-89 days:
Commercial and industrial	$1,101	$3,627	$630	$665	$2
SBA	1,965	66	214	3,086	1,402
Real estate:
Commercial real estate	-	-	4	210	-
Construction	-	-	-	-	-
SFR mortgage	-	-	446	233	249
Dairy & livestock and agribusiness	-	-	882	166	-
Consumer and other loans	-	67	413	-	-

Total	$3,066	$3,760	$2,589	$4,360	$1,653

% of Total loans	0.04%	0.04%	0.03%	0.06%	0.02%

OREO:
SBA	$-	$797	$797	$797	$797
Real estate:
Commercial real estate	1,575	1,575	2,275	2,275	2,275
SFR mortgage	1,817	1,817	1,817	1,817	1,817

Total	$3,392	$4,189	$4,889	$4,889	$4,889

Total nonperforming, past due, and OREO	$20,805	$19,724	$14,295	$15,677	$11,819

% of Total loans	0.25%	0.23%	0.17%	0.21%	0.16%

[1]	As of June 30, 2020, nonperforming loans included $25,000 of commercial and industrial loans past due 90 days or more and still accruing.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2020	September 30, 2020	December 31, 2019
Tier 1 leverage capital ratio	4.0%	9.9%	9.9%	12.3%
Common equity Tier 1 capital ratio	7.0%	14.8%	14.6%	14.8%
Tier 1 risk-based capital ratio	8.5%	15.1%	14.9%	15.1%
Total risk-based capital ratio	10.5%	16.2%	16.1%	16.0%

Tangible common equity ratio		9.6%	9.8%	12.2%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2020, September 30, 2020 and December 31, 2019.

	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$2,007,990	$1,981,957	$1,994,098
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(33,634)	(35,804)	(42,986)

Tangible book value	$1,310,649	$1,282,446	$1,287,405
Common shares issued and outstanding	135,600,501	135,509,143	140,102,480

Tangible book value per share	$9.67	$9.46	$9.19

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Year Ended December 31,
	December 31, 2020	September 30, 2020	December 31, 2019	2020	2019
	(Dollars in thousands)
Net Income	$50,056	$47,492	$51,281	$177,159	$207,827
Add: Amortization of intangible assets	2,170	2,292	2,460	9,352	10,798
Less: Tax effect of amortization of intangible assets [1]	(642)	(678)	(727)	(2,765)	(3,192)

Tangible net income	$51,584	$49,106	$53,014	$183,746	$215,433

Average stockholders’ equity	$2,007,640	$1,985,842	$1,993,315	$1,991,664	$1,939,961
Less: Average goodwill	(663,707)	(663,707)	(663,707)	(663,707)	(665,026)
Less: Average intangible assets	(34,711)	(37,133)	(44,185)	(38,203)	(48,296)

Average tangible common equity	$1,309,222	$1,285,002	$1,285,423	$1,289,754	$1,226,639

Return on average equity, annualized	9.92%	9.51%	10.21%	8.90%	10.71%
Return on average tangible common equity, annualized	15.67%	15.20%	16.36%	14.25%	17.56%

[1] Tax effected at respective statutory rates.